Erik A. Ostensoe, P. Geo
Vancouver, B.C.
Canada

Triton Resources, Inc. 7363 146 A Street Surrey, B.C. V3S 8Y8	January 14, 2005

Dear Mr. Augustson;

I, Erik A. Ostensoe of Vancouver, B.C., Canada, do hereby consent to the use, in the registration statement of Triton Resources, Inc. on Form SB-2 of my geological report dated November 30, 2004, entitled “Report and Recommendations GB 6 Claim”, and concur with the summary of the information in the report disclosed in the registration statement. I also consent to the reference to me under the heading “Experts” in such registration statement.

/s/ Erik A. Ostensoe

Erik A. Ostensoe, P. Geo.